Exhibit 99.1

FINAL FOR RELEASE

Contact
Jupiter Wellness, Inc.
561-244-7100
investors@jupiterwellness.com

Release Date
12/6/2022

Jupiter Wellness Issues Letter to Shareholders and Corporate Update

JUPITER, FL / December 6, 2022 – Jupiter Wellness, Inc. (Nasdaq: JUPW), a wellness company focused on hair, skin, and sexual wellness, issued a Letter to Shareholders today to provide a corporate update since its last report in September.

Dear Shareholders,

I would like to take this opportunity to review the significant progress made by your company since the last Letter to Shareholders dated September 15. We have launched or restarted two clinical trials for tinnitus and eczema, both conditions with large patient populations. We have entered the potentially lucrative market of Female Sexual Wellness and obtained or added to our intellectual property portfolio with the addition of our hair loss therapy. We finally had our topical treatment for psoriasis and vitiligo approved by the “FDA of India” and just announced the market launch in India. And lastly, we announced record revenues for the Nine Months ending September 30 vs. the corresponding period in 2021.

We have compiled a quick summary of recent developments and an overview of our products and their current disposition – whether already on the market and generating revenues, currently in clinical trials, or in development:

Jupiter Wellness Corporate Development Highlights

●	Signed an exclusive licensing agreement with Rejoy, Inc. to develop prescription products for the treatment of nipple neuropathies and associated sexual problems in women that have been treated for breast cancer. The exclusive license includes issued patents and technology, including all formulations. In initial clinical studies, one topical formulation enhanced nipple sensitivity and alleviated associated sexual problems such as increased female sexual lubrication and improved overall orgasmic response. The Company plans to file for a pre-IND meeting with the US FDA within the next 12 months and intends to seek Orphan Drug Designation (ODD). The benefits of an ODD include up to a 50% tax credit for clinical trials that qualify, waiver of Prescription Drug User Fee Amendments (PDFUA) application fees, including the New Drug Application (NDA) and Biologics License Application (BLA), eligibility for Federal research grants and a 7-year market exclusivity.
●	United States Patent and Trademark Office (USPTO) granted a notice of allowance for patent application No. 16/747,685, titled “Minoxidil Adjuvant Therapies.” The patent encompasses the composition and methods for inducing (up-regulating) the expression of sulfotransferases in the hair follicles on the scalp. It has been shown that the induction of the sulfotransferase enzyme in hair follicles increases the sulfonation capacity of minoxidil, thereby increasing the response level to oral and topical minoxidil in the treatment of alopecia.

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●	Announced the initiation of a triple-blinded clinical study evaluating a possible treatment for tinnitus. Up to 15% of patients recovering from COVID-19 have experienced post-acute COVID-19-induced tinnitus. During the COVID-19 pandemic, Jupiter Wellness scientists identified a novel pathway for the treatment of COVID-19-induced tinnitus and possibly subjective tinnitus. The discovery led to a patent recently filed by Jupiter Wellness for the use of dopamine receptor modulation for the treatment of tinnitus. The Company launched a study to investigate if dopamine receptor modulation can be used effectively to treat COVID-19-induced tinnitus (https://clinicaltrials.gov/ct2/show/NCT05507372). Currently, there is no effective treatment available for patients suffering from tinnitus.
●	Company’s Photocil product (branded as PhotoFirst in India) has been approved by the CDSCO for sale in India. The Central Drugs Standard Control Organisation (CDSCO), under the Directorate General of Health Services, Ministry of Health & Family Welfare, is the National Regulatory Authority (NRA) of India. Photocil is a topical product that filters UV rays from the sun to allow only the therapeutic UV spectrum to penetrate the skin and is used for the treatment of psoriasis and vitiligo. After this market approval, Eris Oaknet Healthcare Pvt Ltd (Eris Oaknet) and Cosmofix Technovation Pvt Ltd (Cosmofix) had market launch meetings for Photocil products for the Indian market in November. The incidence of psoriasis among total skin patients in India ranged between 0.44 and 2.2%, with overall incidence of 1.02% (hyperlink: https://ijdvl.com/psoriasis-in-india-prevalence-and-pattern/). The overall prevalence of vitiligo (hyperlink: https://pubmed.ncbi.nlm.nih.gov/4054593/) is about 5 per 1,000 individuals. India has a population of 1.412 billion.
●	Announced that it has begun the application process to dual list its shares on Upstream, the revolutionary trading app for digital securities and NFTs powered by Horizon Fintex (“Horizon”) and MERJ Exchange Limited (“MERJ”). The planned dual listing on Upstream is designed to provide Jupiter Wellness the opportunity to access a global, digital-first investor base that can trade using USDC digital currency along with credit, debit, PayPal, and USD, unlocking liquidity and enhancing price discovery while globalizing the opportunity to invest in Jupiter Wellness.
●	Re-opened patient enrollment in a clinical trial to evaluate the superiority of JW-100, a novel cannabidiol topical cream, in a head-to-head study against EUCRISA, an FDA Approved topical treatment for eczema developed by Pfizer. The initial study was put on hold to solve stability issues which were resolved in the original JW-100 formulation.
●	The Company reported $1.57 million in revenues for the three months that ended September 30, 2022, compared to $688K for the same period in 2021, a 228% increase. In addition to the revenues booked in the Third Quarter, Jupiter Wellness’s wholly-owned subsidiary, SRM Entertainment, received $3.6 million in guaranteed purchase orders, with revenues realized once orders are shipped. For the Nine Months that ended Sept. 30, revenues were $5.29 Million vs. $1.33 Million, representing a 398% increase over the First Nine Months of 2021.
●	On October 25, Jupiter Wellness Acquisition Corp., of which Jupiter Wellness is the sponsor and owns a considerable stake, entered into a definitive business combination agreement with Chijet Motor Company, Inc., which is developing next-generation electric vehicles and expanding its manufacturing capabilities. The deal is expected to be consummated in the next three months.
●	The Company retired an additional 391,000 shares to treasury from our share buyback program that ended in June.

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Product Overview of Jupiter Wellness Products

●	Minoxidil Booster (TM) – Topical treatment designed to improve Minoxidil efficacy (Approved and on the market)
●	Photocil (TM) – Topical treatment for psoriasis and vitiligo (Licensed and on the market)
●	NoStingz (TM) – Topical protection from jellyfish, sea lice, and UVA/UVB rays (Approved and on the market)
●	JW-100 – Topical treatment of eczema (Currently in development)
●	JW-300 – Topical treatment of first-degree burns and sun exposure (Currently in development)
●	JW-400 – Topical treatment of cold sores (Currently in development)
●	JW-500 – Topical treatment for female sexual wellness (Currently in development)
●	JW-600 – Treatment for COVID-19-induced tinnitus (Clinical trials underway)

As we head into the end of 2022, we look forward to capitalizing on the progress we have made in building a foundation for continued revenue growth, monetizing our clinical trial programs, building profitability, and enhancing shareholder value.

Please accept my thanks and the gratitude of our entire executive team for your continued support of Jupiter Wellness.

Happy Holidays.

/s/ Brian John
Chief Executive Officer, Jupiter Wellness

About Jupiter Wellness

Jupiter Wellness is a diversified company that supports health and wellness by researching and developing over-the-counter (OTC) products and intellectual property. The Company’s product pipeline addresses a range of conditions, including hair loss, eczema, burns, and sexual wellness. Revenue is generated through the sales of OTC and consumer products, contract research agreements, and licensing royalties.

Interested investors and shareholders are encouraged to sign up for press releases and industry updates by registering for Email Alerts at https://jupiterwellness.com/email-alerts/ and by following Jupiter Wellness on Twitter and LinkedIn.

Media Contact

Phone: 561-244-7100

Email: media@jupiterwellness.com

Investor Contact

Phone: 561-244-7100

Email: investors@jupiterwellness.com

Forward-Looking Statements

This communication contains forward-looking statements regarding Jupiter Wellness, including, the anticipated timing of studies and the results and benefits thereof. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based on each of the Company’s current plans, objectives, estimates, expectations, and intentions and inherently involve significant risks and uncertainties, many of which are beyond Jupiter Wellness’ control. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties and other risks and uncertainties affecting Jupiter Wellness, including those described from time to time under the caption “Risk Factors” and elsewhere in Jupiter Wellness’ Securities and Exchange Commission (SEC) filings and reports, including Jupiter Wellness’ Annual Report on Form 10-K for the year ended December 31, 2021, and future filings and reports by Jupiter Wellness. Moreover, other risks and uncertainties of which the combined company is not currently aware may also affect each of the companies’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. Investors are cautioned that forward-looking statements are not guarantees of future performance. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events at such dates, even if they are subsequently made available by Jupiter Wellness on its website or otherwise. Jupiter Wellness undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations, or other circumstances that exist after the date on which the forward-looking statements were made.

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